Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2018 Third Quarter Results

ST. LOUIS--(BUSINESS WIRE)--November 29, 2018--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the fiscal 2018 third quarter and 39 weeks ended November 3, 2018. Given the Company’s previously announced fiscal year-end change, references to the prior year are based on the unaudited recast results for the fiscal year ended February 3, 2018.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In a seasonably small third quarter in which we had forecasted a loss, we ultimately delivered sales and profitability below expectations. The majority of the shortfall was driven by three circumstances. First, we chose to strategically deemphasize our historically successful National Teddy Bear Day promotion to avoid the potential of long lines and frustrated guests on the heels of the Pay Your Age Day events. Second, our U.K. business continued to decline beyond expectations due to a challenging retail environment brought on by Brexit and the implementation of new privacy laws that have significantly inhibited our ability to build our contact database and market directly to our guests. And finally, organic family traffic to traditional malls continued to struggle which we believe was exacerbated by the comparative lack of high impact animated films that tend to bring our target demographic to malls with co-located theaters. Historically, we have seen increased traffic and sales associated with child-friendly film releases.

“In response, we have plans in place to recoup a portion of the lost sales from National Teddy Bear Day with a like promotion planned later this fiscal year. We are actively working to rebuild our U.K. consumer loyalty base and communication plans within the parameters of the new privacy laws. We are also intently focused on managing expenses through what we believe to be a temporary market disruption pending the resolution of Brexit and related issues. While we look forward to a strong and continuous 2019 family movie slate to help buoy traditional mall traffic with co-located theaters with expected benefits starting in January, we recognize that macro shopping habits have fundamentally changed in our core markets. We expect the strategies we have been implementing with our long-range real estate and e-commerce plans to ultimately lead to profitable growth.

Ms. John continued, “We believe we are taking the necessary steps to address the current business while our long-term focus remains on driving the strategies intended to transform the company to better monetize the equity of the Build-A-Bear brand. We have laid substantial groundwork and are beginning to see results on a number of fronts such as outbound licensing and the evolution and diversification of our real estate portfolio to include more tourist, seasonal, and shop-in-shop venues designed to broaden our consumer reach beyond traditional malls. Examples range from the recently opened location inside FAO Schwarz in New York City to six new pilot locations inside of a large national retailer. Additionally, our e-commerce business has consistently delivered double-digit quarterly growth following the upgrade of our website last October as we continue to add capabilities. In fact, even with a number of changes and disruptions in market dynamics, we believe many of the puzzle pieces of our overarching strategy from retail diversification to international franchising to out-bound licensing, are beginning to fall into place. With that in mind, we continue to systematically work toward our goal of a being a company that can consistently and profitably monetize the power of one of the most trusted, recognized and beloved kids’ brands today,” concluded Ms. John.

Third Quarter 2018 Highlights (13 weeks ended November 3, 2018, compared to the 13 weeks ended October 28, 2017):

  Consolidated revenues were $68.7 million compared to $76.2 million in the fiscal 2017 third quarter, a decrease of $7.5 million;
  Consolidated revenues decreased 9.8%, including a 7.4% decrease in North America and a 23.1% decrease in Europe, and also inclusive of a 17.8% increase in consolidated e-commerce sales. European results continue to reflect the impact of the ongoing uncertainty surrounding Brexit, as well as the May 2018 implementation of new privacy laws, which severely inhibited the Company’s ability to directly market to guests;
  Consolidated net retail sales were $65.3 million, a decline of 12.3%, compared to $74.4 million in the fiscal 2017 third quarter;
  Retail gross margin dollars decreased $8.0 million to $23.2 million compared to the fiscal 2017 third quarter. The retail gross margin rate declined 640 basis points to 35.5% including approximately 150 basis points related to non-cash store impairment charges outside of the U.S. and the adoption of the new revenue recognition standard as well as approximately 370 basis points related to the deleverage of fixed occupancy costs. The remaining decline was driven primarily by higher promotional activity related to the residual effects of Pay Your Age Day as well as the deleverage of distribution costs in the quarter. Notably, total occupancy and distribution costs were flat even with a higher store count resulting in a lower average cost per store;
  Selling, general and administrative expenses were $35.1 million, a decline of $1.1 million compared to the fiscal 2017 third quarter. The decrease was primarily driven by lower payroll and advertising costs;
  Pre-tax loss was $10.0 million compared to $3.9 million in the fiscal 2017 third quarter;
  Income tax benefit was $3.9 million with an effective tax rate of 39.3% compared to $1.4 million in the fiscal 2017 third quarter. The 2018 effective tax rate differed from the statutory rate of 21% primarily due to the jurisdictional mix of earnings; and
  Net loss was $6.1 million, or $0.42 per share, compared to a net loss of $2.5 million, or $0.16 per share, in the fiscal 2017 third quarter.

Store Activity:

In the third quarter of fiscal 2018, the Company opened 12 locations and reformatted one store into a Discovery format, ending the quarter with 37% of its store base in an updated Discovery design. As of November 3, 2018, the Company operated 371 corporately-managed locations, including 312 in North America and 59 outside of North America. The Company’s international franchisees ended the quarter with 94 stores in 11 countries.

Balance Sheet:

As of November 3, 2018, cash and cash equivalents totaled $8.6 million. The Company ended the quarter with $7.3 million in borrowings under its revolving credit facility. Total inventory at quarter-end was $57.3 million compared to $62.9 million at the end of the third quarter of 2017, a decrease of 8.8%. In the third quarter of fiscal 2018, capital expenditures were $1.7 million, and depreciation and amortization totaled $4.0 million.

Share Repurchase:

The Company repurchased nearly 60,000 shares of its common stock for $0.5 million during the third quarter of fiscal 2018. As of November 3, 2018, the Company had $8.8 million remaining of the share repurchase authorization that was adopted in August 2017.

Fiscal Year Change:

As previously disclosed, the Company's Board of Directors approved a change in the Company’s fiscal year-end, which previously ended on the Saturday closest to December 31, to the Saturday closest to January 31. This change was effective following the end of the Company’s 2017 fiscal year.

Accounting Changes Impacting Revenue Recognition:

On December 31, 2017, the Company adopted “Revenue from Contracts with Customers” (Accounting Standard Codification “Topic 606”), as required. While the majority of the Company’s revenues were not impacted by Topic 606, the timing of the recognition of breakage revenue for certain gift cards changed. Upon adoption, the Company recorded a pre-tax cumulative effect increase to retained earnings of approximately $12.3 million representing gift card breakage revenue not previously recognized that was accelerated due to the adoption of Topic 606. The change will negatively impact the Company’s fiscal 2018 total revenue and pre-tax income by an estimated $3.9 million with the remaining balance of the cumulative effect adjustment predominantly impacting fiscal years 2019 and 2020.

2018 Expectations (52 weeks ending February 2, 2019, compared to the 53 weeks ended February 3, 2018):

The Company is revising its guidance for fiscal year 2018 and currently expects:

  Total GAAP revenue in the fourth quarter to be in the range of $105 to $110 million and $340 to $345 million for the full fiscal year;
  SG&A in the fourth quarter to be about 10% lower compared to the prior year’s recast 14-week fourth quarter partially driven by one less week of operating expenses;
  Pre-tax results in the fourth quarter to be in the range of $9 to $13 million income and for the fiscal year 2018, to be in the range of a $3 million loss to $1 million income, not inclusive of any additional or unforeseen accounting charges;
  Tax expense for the fourth quarter to be in the range of $4 to $5.5 million;
  Capital expenditures for fiscal year 2018 to be in the range of $14 to $15 million with depreciation and amortization to be approximately $16 million; and
  Cash and cash equivalents to be approximately $25 million as of fiscal year-end.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on December 6, 2018. The telephone replay is available by calling (844) 512-2921. The access code is 13684751.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 400 stores worldwide where guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. In 2018, Build-A-Bear was named to the FORTUNE 100 Best Companies to Work For® list for the 10th year in a row. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $357.9 million in fiscal 2017. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	November 3,	% of Total	October 28,	% of Total
	2018	Revenues (1)	2017	Revenues (1)
Revenues:
Net retail sales	$65,298	95.0	$74,441	97.7
Commercial revenue	2,171	3.2	1,196	1.6
International franchising	1,225	1.8	514	0.7
Total revenues	68,694	100.0	76,151	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	42,129	64.5	43,267	58.1
Cost of merchandise sold - commercial (1)	773	35.6	502	42.0
Cost of merchandise sold - international franchising (1)	731	59.7	56	10.9
Total cost of merchandise sold	43,633	63.5	43,825	57.6
Consolidated gross profit	25,061	36.5	32,326	42.4

Selling, general and administrative expense	35,069	51.1	36,196	47.5
Interest expense (income), net	(16)	(0.0)	7	0.0
Loss before income taxes	(9,992)	(14.5)	(3,877)	(5.1)
Income tax benefit	(3,928)	(5.7)	(1,350)	(1.8)
Net income (loss)	$(6,064)	(8.8)	$(2,527)	(3.3)

Income (loss) per common share:
Basic	$(0.42)		$(0.16)
Diluted	$(0.42)		$(0.16)
Shares used in computing common per share amounts:
Basic	14,590,614		15,599,675
Diluted	14,590,614		15,599,675

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	November 3,	% of Total	October 28,	% of Total
	2018	Revenues (1)	2017	Revenues (1)
Revenues:
Net retail sales	$227,760	96.9	$239,567	97.2
Commercial revenue	4,245	1.8	5,320	2.1
International franchising	3,051	1.3	1,647	0.7
Total revenues	235,056	100.0	246,534	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	134,115	58.9	132,062	55.1
Cost of merchandise sold - commercial (1)	1,843	43.4	2,581	48.5
Cost of merchandise sold - international franchising (1)	1,650	54.1	313	19.0
Total cost of merchandise sold	137,608	58.5	134,956	54.7
Consolidated gross profit	97,448	41.5	111,578	45.3

Selling, general and administrative expense	109,334	46.5	111,204	45.1
Interest expense (income), net	5	0.0	(9)	(0.0)
Income (loss) before income taxes	(11,891)	(5.1)	383	0.2
Income tax expense (benefit)	(4,381)	(1.9)	237	0.1
Net income (loss)	$(7,510)	(3.2)	$146	0.1

Income (loss) per common share:
Basic	$(0.51)		$0.01
Diluted	$(0.51)		$0.01
Shares used in computing common per share amounts:
Basic	14,597,255		15,602,498
Diluted	14,597,255		15,780,253

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets (dollars in thousands, except per share data)

	November 3,	December 30,	October 28,
	2018	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,631	$30,445	$11,381
Inventories	57,309	53,136	62,854
Receivables	12,962	13,302	8,717
Prepaid expenses and other current assets	16,848	13,346	9,102
Total current assets	95,750	110,229	92,054

Property and equipment, net	73,343	77,751	76,876
Deferred tax assets	6,783	6,381	11,391
Other intangible assets, net	887	995	1,182
Other assets, net	2,091	2,633	2,546
Total Assets	$178,854	$197,989	$184,049

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,179	$18,942	$18,595
Accrued expenses	7,559	15,189	12,839
Gift cards and customer deposits	18,580	33,926	29,198
Short-term borrowings	7,250	-	-
Deferred revenue and other	2,006	1,806	2,208
Total current liabilities	53,574	69,863	62,840

Deferred rent	18,066	17,906	17,904
Deferred franchise revenue	1,557	1,208	492
Other liabilities	1,765	1,697	1,280

Stockholders' equity:
Common stock, par value $0.01 per share	150	155	159
Additional paid-in capital	68,274	68,962	70,215
Accumulated other comprehensive loss	(12,049)	(11,562)	(11,973)
Retained earnings	47,517	49,760	43,132
Total stockholders' equity	103,892	107,315	101,533
Total Liabilities and Stockholders' Equity	$178,854	$197,989	$184,049

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Other financial data:
Retail gross margin ($) (1)	$23,169	$31,174	$93,645	$107,505
Retail gross margin (%) (1)	35.5%	41.9%	41.1%	44.9%
Capital expenditures (2)	$1,742	$5,185	$8,853	$14,511
Depreciation and amortization	$4,048	$4,165	$12,186	$12,057

Store data (3):
Number of corporately-managed retail locations at end of period
North America			312	292
Europe			58	58
Asia			1	1
Total corporately-managed retail locations			371	351

Number of franchised stores at end of period			94	89

Corporately-managed store square footage at end of period (4)
North America			729,445	727,822
Europe			81,198	80,901
Asia			1,750	1,750
Total square footage			812,393	810,473

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

CONTACT:
Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221
or
Media:
Beth Kerley
Build-A-Bear Workshop
bethk@buildabear.com